EXHIBIT NO. 4.1: Seventh Supplemental Indenture, dated as of May 31, 2005, between Alcan Inc. and Deutsche Bank Trust Company Americas.

ALCAN INC. Issuer and DEUTSCHE BANK TRUST COMPANY AMERICAS (formerly Bankers Trust Company) Trustee

SEVENTH Supplemental Indenture
Dated as of May 31, 2005

Supplemental to the Indenture
dated as of May 15, 1983,
as supplemented by
a First Supplemental Indenture
dated as of January 1, 1986,
a Second Supplemental Indenture
dated as of June 30, 1989,
a Third Supplemental Indenture
dated as of July 19, 1989,
a Fourth Supplemental Indenture
dated as of July 17, 1990,
a Fifth Supplemental Indenture
dated as of January 1, 1995, and
a Sixth Supplemental Indenture
dated as of April 8, 2002

THIS SEVENTH SUPPLEMENTAL INDENTURE, dated as of May 31, 2005, between Alcan Inc., f/k/a Alcan Aluminium Limited, a corporation duly organized and existing under the laws of Canada (the "Issuer"), and Deutsche Bank Trust Company Americas (formerly, Bankers Trust Company), a banking corporation duly organized and existing under the laws of the State of New York (the "Trustee"),

W I T N E S S E T H:

WHEREAS, the Issuer has duly authorized the issue from time to time of its unsecured debentures, notes or other evidences of indebtedness to be issued in one or more series (the "Securities") up to such principal amount or amounts as may from time to time be authorized in accordance with the terms of the Indenture dated as of May 15, 1983 between the Issuer and the Trustee, as amended by the First Supplemental Indenture thereto, dated as of January 1, 1986, the Second Supplemental Indenture thereto dated as of June 30, 1989, the Third Supplemental Indenture thereto, dated as of July 19, 1989, the Fourth Supplemental Indenture thereto, dated as of July 17, 1990, the Fifth Supplemental Indenture thereto, dated as of January 1, 1995 and the Sixth Supplemental Indenture thereto, dated as of April 8, 2002 (as so amended, the "Indenture"), and to provide, among other things, for the authentication, delivery and administration thereof; and the Issuer duly authorized the execution and delivery of the Indenture;

WHEREAS, eight series of Securities: the Issuer's 6.25% Debentures Due 2008, the Issuer's 6.45% Debentures Due 2011, the Issuer's 4 7/8% Notes due 2012, the Issuer's 4.50% Notes Due 2013, the Issuer's 5.200% Notes Due 2014, the Issuer's 7.25% Debentures Due 2028, the Issuer's 7.25% Debentures Due 2031, and the Issuer's 6.125% Notes Due 2033 (such series, collectively, the "Existing Series"), have been issued pursuant to the Indenture;

WHEREAS, Section 8.1 of the Indenture provides that the Indenture may be amended without the consent of any Holder, inter alia, (i) to make provisions with respect to matters or questions arising under the Indenture as the Board of Directors may deem necessary or desirable, provided that such action shall not adversely affect the interests of the Holders of Securities of any series and (ii) to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 2.3;

WHEREAS, the Issuer desires to amend, and the Trustee has consented to the amendment of, the Indenture by this Seventh Supplemental Indenture to amend certain provisions to the Indenture with respect to future series of Securities issued under the Indenture;

WHEREAS, the Issuer is duly authorized to execute and deliver this Seventh Supplemental Indenture, and all other things necessary to make the Indenture, as hereby supplemented and amended, a valid indenture and agreement according to its terms have been done;

NOW, THEREFORE, in consideration of the premises and of the covenants contained in the Indenture, the Issuer and the Trustee hereby agree as follows:

SECTION 1.  Amendment to Section 1.1 of the Indenture.

Section 1.1 of the Indenture is hereby amended by deleting the term "Canada" in each place in which it appears in such Section and replacing the same with "the United States" in each such place.

SECTION 2.  Ratification of the Indenture.

As hereby amended and supplemented, the Indenture is hereby ratified and its provisions confirmed in all respects.  The recitals contained herein shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for the validity or sufficiency of such recitals.

SECTION 3.  Miscellaneous.

(A)         Application of Supplemental Indenture.  The terms of Section 1 of this Supplemental Indenture shall apply only to series of Securities issued from and after the date hereof.

(B)         Certain Capitalized Terms.  Capitalized terms used but not defined in this Seventh Supplemental Indenture shall have the meanings ascribed to such terms in the Indenture, as heretofore supplemented.

(C)         Effectiveness .  This Seventh Supplemental Indenture will become effective upon its execution and delivery by the Issuer and the Trustee.

(D)         Successors and Assigns .  All of the covenants, promises, stipulations and agreements of the Company contained in the Indenture, as supplemented and amended by this Seventh Supplemental Indenture, will bind the Company and its successors and assigns and will inure to the benefit of the Trustee and its successors and assigns.

(E)         Governing Law .  THIS SEVENTH SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

(F)         Counterparts .  This Seventh Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original; but such separate counterparts shall together constitute but one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Issuer and the Trustee hereto have caused this Seventh Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the date first above written.

ALCAN INC.

By:	/s/ Roy Millington
	Name:	Roy Millington
	Title:	Corporate Secretary

(Corporate Seal)

Attest:

By:	/s/ Julie Parent
	Name:	Julie Parent
	Title:	Legal Counsel

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Trustee

By:	/s/ Susan Johnson
	Name:	Susan Johnson
	Title:	Vice President

(Corporate Seal)

Attest:

By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
	Title:	Assistant Vice President

Canada	)
)
Province Of Quebec	)	s.s.:
)
District Of Montreal	)

On this 31th day of May, 2005 before me personally came Roy Millington, to me personally known, who, being by me duly sworn, did depose and say that he resides at 483 Strathcona, Westmount, Quebec H3Y 2X2, that he is Corporate Secretary of Alcan Inc., one of the corporations described in and which executed the above instrument; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

(SEAL)

/s/ Geneviève Dumais
Commissioner of Oaths

State of New York	)
	)	s.s.:
County of New York	)

On this 27th day of May, 2005 before me personally came Susan Johnson, to me personally known, who, being by me duly sworn, did depose and say that she resides at East 46th Street, Brooklyn, New York, that she is Vice President of DEUTSCHE BANK TRUST COMPANY AMERICAS, one of the corporations described in and which executed the above instrument; and that he knows the corporate seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation, and that he signed his name thereto by like authority.

(NOTARIAL SEAL)

/s/ Kelli A. Burke
Notary Public
State of New York No. 01BU6112500
Qualified in New York County
Commission expires 7/6/2008